SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

AL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54900	90-0890517
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2400 Boswell Road, Chula Vista, CA 91914

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (619) 934-3980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, the Board of Directors of AL International, Inc.  (the “Company”) appointed William Thompson to serve on its board of directors as an independent director.  Mr. Thompson was also appointed to the Company’s Audit Committee.

Mr. Thompson was appointed to fill the vacancy created by the resignation of John Rochon from the Company’s Board of Directors.  On June 7, 2013, the Company received Mr. Rochon’s written resignation as a Director of the Company. The resignation did not involve any disagreement with the Company.

Mr. Thompson, age 52, currently serves as the Chief Financial Officer of Broadcast Company of the Americas, which operates three radio stations in San Diego, California. He served as Corporate Controller for the Company from 2011 to 2013 and for Breach Security, a developer of web application firewalls, from 2007 to 2010.  Prior to 2007, Mr. Thompson as Divisional Controller for Mediaspan Group and Chief Financial Officer of Triathlon Broadcasting Company.

There are no family relationships between Mr. Thompson and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Mr. Thompson that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AL INTERNATIONAL, INC.

Date: June 11, 2013	By: /s/ David S. Briskie
Name: David S. Briskie
Title: Chief Financial Officer